Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

October 25, 2022

CFO Commentary on Third Quarter 2022 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2022 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q3 2022 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q3'22	Q2'22	Q3'21		Q/Q Change		Y/Y Change
Revenue	$1,414.6	$1,269.6	$1,188.8		11%		19%
Product	967.5	839.8	771.9		15%		25%
Service	447.1	429.8	416.9		4%		7%
Gross margin %	55.7%	54.7%	58.2%	1.0	pts	(2.5)	pts
Research and development	274.0	244.3	251.8		12%		9%
Sales and marketing	286.8	274.3	263.4		5%		9%
General and administrative	64.7	67.2	55.0		(4)%		18%
Restructuring charges	13.0	0.5	1.9		2,500%		584%
Total operating expenses	$638.5	$586.3	$572.1		9%		12%
Operating margin %	10.6%	8.5%	10.1%	2.1	pts	0.5	pts
Net income	$121.5	$113.4	$88.9		7%		37%
Diluted net income per share	$0.37	$0.35	$0.27		6%		37%

Non-GAAP

(in millions, except per share amounts and percentages)	Q4'22 Guidance	Q3'22	Q2'22	Q3'21	Q/Q Change		Y/Y Change
Revenue	$1,475 +/- $50	$1,414.6	$1,269.6	$1,188.8	11%		19%
Product		967.5	839.8	771.9	15%		25%
Service		447.1	429.8	416.9	4%		7%
Gross margin %	57.0% +/- 1.0%	57.2%	56.2%	60.1%	1.0	pts	(2.9)	pts
Research and development		247.4	226.5	227.7	9%		9%
Sales and marketing		265.7	258.4	242.7	3%		9%
General and administrative		53.0	52.2	46.5	2%		14%
Total operating expenses	$575 +/- $5	$566.1	$537.1	$516.9	5%		10%
Operating margin %	~18.0% at the midpoint	17.2%	13.9%	16.6%	3.3	pts	0.6	pts
Net income		$190.8	$136.4	$152.0	40%		26%
Diluted net income per share	$0.64 +/- $0.05	$0.58	$0.42	$0.46	38%		26%

Q3 2022 Overview

We delivered record revenue during the third quarter of 2022 at $1,415 million, above our guidance range, and up 19% year-over-year. Non-GAAP earnings per share was $0.58, also above our guidance range due to higher than expected revenue and gross margin.
Product orders were in-line with our expectations in the third quarter. As a reminder, we have experienced past order strength from customers placing orders at an accelerated pace to account for the extended lead times related to industry supply chain challenges over the course of the past year. The impact of accelerated ordering decreased in the third quarter of 2022. We expect to see this impact continue to dissipate over time. While total product orders declined in the mid-teens year-over-year, due to a difficult comparison, adjusted orders grew high single-digits year-over-year. The strong demand in the Enterprise vertical continued, with orders growing mid-teens on a year-over-year basis. Our backlog1 remains elevated but declined sequentially to approximately $2.3 billion due to improvements in supply. We would expect backlog to further decline as supply improves.
From a customer solution perspective, we saw double-digit revenue growth in all areas year-over-year and sequentially. Automated WAN Solutions revenue increased 39% year-over-year, Cloud-Ready Data Center revenue increased 18% year-over-year, and AI-Driven Enterprise revenue increased 16% year-over-year. Automated WAN Solutions revenue increased 15% sequentially, Cloud-Ready Data Center revenue increased 14% sequentially, and AI-Driven Enterprise revenue increased 17% sequentially.

Looking at our revenue by vertical, all verticals grew double-digits on a year-over-year and sequential basis. Revenue for Enterprise and Service Provider increased 17% year-over-year, and our Cloud business grew 24% year-over-year. Enterprise grew 10% sequentially, Service Provider increased 11% sequentially, and Cloud increased 13% sequentially.

Total Software and Related Services revenue was $248 million, which was an increase of 21% year-over-year. ARR2 was $261 million and grew approximately 38% year-over-year.
Total Security revenue was $140 million, down 13% year-over-year.
In reviewing our top 10 customers for the quarter, five were Cloud, three were Service Provider, and two were Enterprise. Our top 10 customers accounted for 34% of our total revenue as compared to 31% in Q3'21.
1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the next twelve months.
2 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

Non-GAAP gross margin was 57.2%, which was above the mid-point of guidance primarily due to favorable product mix and higher revenue volume. The supply chain continues to be constrained with long lead times and elevated costs; however, we have seen some improvement in the volume of supply. If not for those elevated supply chain costs, we estimate that we would have posted non-GAAP gross margin of approximately 60%.

Non-GAAP operating expense increased 10% year-over-year and was up 5% sequentially primarily due to headcount-related costs and higher than expected variable compensation.

Non-GAAP operating margin was 17.2% for the quarter, which was above our expectations due to higher revenue and gross margin.
Cash flows from operations was $52 million. We paid $68 million in dividends, reflecting a quarterly dividend of $0.21 per share.
Total cash, cash equivalents, and investments at the end of the third quarter of 2022 was $1.3 billion.

Revenue

Product and Service
•Product Revenue: $968 million, up 25% year-over-year and up 15% sequentially.
•Service Revenue: $447 million, up 7% year-over-year and up 4% sequentially. The year-over-year increase was primarily driven by strong sales of software subscriptions.

Customer Solution
•Automated WAN Solutions: $533 million, up 39% year-over-year and up 15% sequentially. The year-over-year and sequential increases were across all verticals.

•Cloud-Ready Data Center: $229 million, up 18% year-over-year and up 14% sequentially. The year-over-year and the sequential increases were driven by Cloud, partially offset by decreases in Enterprise and Service Provider.

•AI-Driven Enterprise: $267 million, up 16% year-over-year and up 17% sequentially. The year-over-year increase was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by a decrease in Cloud. The sequential increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decrease in Service Provider. Mist product family grew year-over-year.

•Hardware Maintenance and Professional Services: $386 million, up 2% year-over-year and sequentially.

Vertical
•Cloud: $376 million, up 24% year-over-year and up 13% sequentially. The year-over-year increase was driven by Cloud-Ready Data Center, Automated WAN Solutions and, to a lesser extent, Hardware Maintenance and Professional Services, partially offset by a decline in AI-Driven Enterprise. The sequential increase was primarily driven by Cloud Ready Data Center, AI-Driven Enterprise, Automated WAN Solutions and Hardware Maintenance and Professional Services.

•Service Provider: $523 million, up 17% year-over-year and up 11% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions and, to a lesser extent, AI-Driven Enterprise, partially offset by decreases in Cloud-Ready Data Center and Hardware Maintenance and Professional Services. The sequential increase was primarily driven by Automated WAN Solutions and, to a lesser extent, Hardware Maintenance and Professional Services, partially offset by decreases in Cloud-Ready Data Center and AI-Driven Enterprise.

•Enterprise: $516 million, up 17% year-over-year and up 10% sequentially. The year-over-year and sequential increases were primarily driven by AI-Driven Enterprise and, to a lesser extent, Automated WAN Solutions and Hardware Maintenance and Professional Services, partially offset by a decrease in Cloud-Ready Data Center.

Geography
•Americas: $896 million, up 35% year-over-year and up 20% sequentially. The year-over-year and sequential increases were across all customer verticals.

•EMEA: $321 million, down 5% year-over-year and sequentially. Year-over-year, the decrease was primarily driven by Cloud and Service Provider due to timing of shipments, partially offset by an increase in Enterprise. The sequential decrease was primarily driven by Cloud and, to a lesser extent, Service Provider, partially offset by an increase in Enterprise.

•APAC: $198 million, up 6% year-over-year and up 8% sequentially. Year-over-year, the increase was primarily due to Cloud and, to a lesser extent, Enterprise and Service Provider. The sequential increase was primarily driven by Enterprise and Cloud, partially offset by a decrease in Service Provider.

Additional Disclosures
•Software and Related Services: $248 million, up 21% year-over-year and up 16% sequentially. The year-over-year and sequential increases were driven by software license subscriptions and perpetual software licenses.

•Total Security: $140 million, down 13% year-over-year and 12% sequentially. The year-over-year and sequential decreases were due to product revenue, partially offset by an increase in services.

Gross Margin
•GAAP gross margin: 55.7%, compared to 58.2% from the prior year and 54.7% from last quarter.

•Non-GAAP gross margin: 57.2%, compared to 60.1% from the prior year and 56.2% from last quarter.

•GAAP product gross margin: 50.5%, down 5.0 points from the prior year and up 1.9 points from last quarter.

•Non-GAAP product gross margin: 52.3%, down 5.5 points from the prior year and up 1.8 points from last quarter.

The year-over-year decreases in GAAP and Non-GAAP product gross margin were primarily due to elevated logistics and other supply chain costs and unfavorable customer mix, partially offset by pricing actions and higher revenue.

On a sequential basis, the increases in GAAP and non-GAAP product gross margin were primarily driven by favorable product mix and higher revenue.

•GAAP service gross margin: 66.9%, up 3.6 points from the prior year and up 0.3 points from last quarter.

•Non-GAAP service gross margin: 68.0%, up 3.6 points from the prior year and up 0.6 points from last quarter.

The year-over-year increases in service gross margin, on a GAAP and non-GAAP basis, were primarily driven by strong sales of software subscriptions and lower delivery costs. The sequential increases were driven by higher revenue.

Operating Expenses
•GAAP operating expenses: $639 million, an increase of $66 million year-over-year, and an increase of $52 million sequentially.

The year-over-year increase in operating expenses was primarily due to higher employee-related costs and restructuring charges. The sequential increase in operating expenses was primarily driven by higher variable compensation, employee-related costs and restructuring charges.

GAAP operating expenses were 45.1% of revenue, down 3.0 points year-over-year and down 1.1 points sequentially.

•Non-GAAP operating expenses: $566 million, an increase of $49 million year-over-year, and an increase of $29 million sequentially.

The year-over-year increase in non-GAAP operating expenses were primarily due to higher employee-related costs. The sequential increase in non-GAAP operating expenses were primarily due to higher variable compensation and employee-related costs.

Non-GAAP operating expenses were 40.0% of revenue, down 3.5 points year-over-year and down 2.3 points sequentially.

Operating Margin
•GAAP operating margin: 10.6%, an increase of 0.5 points year-over-year and an increase of 2.1 points sequentially.

•Non-GAAP operating margin: 17.2%, an increase of 0.6 points year-over-year and an increase of 3.3 points sequentially.

Tax Rate
•GAAP tax rate: 11.9% provision, compared to 20.5% provision in the prior year and 21.7% provision last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was primarily due to the benefit of discrete items in the current period. The quarter-over-quarter decrease in the effective tax rate, on a GAAP basis, was due to the effect of the gain recognized on the divestiture of our silicon photonics business in the prior quarter.

•Non-GAAP tax rate: 19.0%, compared to 19.5% in the prior year and 18.8% last quarter.

The year-over-year decrease in the effective tax rate on a non-GAAP basis was due to changes in the geographic mix of earnings. The quarter-over-quarter effective tax rate, on a non-GAAP basis, was essentially flat.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.37, an increase of $0.10 year-over-year and an increase of $0.02 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by higher revenue, partially offset by a lower gross margin.

Sequentially, the increase in GAAP EPS was primarily driven by higher revenue, partially offset by lower other income due to the one-time gain realized from the sale of our silicon photonics business in Q2'22.

•Non-GAAP diluted earnings per share: $0.58, an increase of $0.12 year-over-year and an increase of $0.16 sequentially.

The year-over-year increase in EPS on a non-GAAP basis was primarily driven by higher revenue, partially offset by higher operating expenses and a lower gross margin.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue and gross margin, partially offset by higher operating expenses.

Balance Sheet, Cash Flows, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q3'22	Q2'22	Q1'22	Q4'21	Q3'21
Cash(1)	$1,254.9	$1,285.6	$1,668.9	$1,693.5	$1,835.8
Debt(2)	1,595.7	1,625.8	1,648.4	1,686.8	1,692.0
Net cash(3)	(340.8)	(340.2)	20.5	6.7	143.8
Operating cash flows	51.8	(266.9)	193.1	116.0	136.7
Capital expenditures	23.9	24.5	25.0	30.5	28.4
Depreciation and amortization	52.7	53.9	54.7	56.3	56.7
Share repurchases	—	100.0	112.2	148.3	50.0
Dividends	$68.0	$67.3	$67.5	$64.2	$65.0
Diluted shares	328.9	328.1	331.1	332.2	331.1
DSO	65	74	65	69	59
Headcount	10,705	10,535	10,385	10,191	10,093
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.

Cash Flows
•Cash Flows from Operations: $52 million, down $85 million year-over-year, and up $319 million sequentially.

•The year-over-year decrease was primarily driven by higher supplier payments, higher cash taxes and higher employee compensation payments, partially offset by higher customer collections.
•The sequential increase was primarily due to higher customer collections and lower cash taxes, partially offset by higher payments for variable compensation.
Days Sales Outstanding (DSO)
•DSO: 65 days, a 9-day decrease from prior quarter, primarily driven by higher revenue and improved invoicing linearity.

Capital Return
•In the quarter, we paid a dividend of $0.21 per share for a total of $68 million.
•We did not repurchase any stock during Q3’22.

Demand Metrics
•Total deferred revenue was $1,478 million, up $197 million year-over-year and up $16 million sequentially.
•Deferred revenue from customer solutions3 was $561 million, up $187 million year-over-year and up $58 million sequentially.
The year-over-year and sequential increases were primarily driven by an increase in SaaS and software subscription services.
•Deferred revenue from hardware maintenance and professional services was $917 million, up $10 million year-over-year and down $43 million sequentially.
The year-over-year increase and sequential decrease were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Deferred product revenue, net	$105.9	$112.4	$108.0
Deferred service revenue, net	1,372.3	1,350.2	1,173.1
Total	$1,478.2	$1,462.6	$1,281.1

Deferred revenue from customer solutions	$561.2	$503.1	$374.2
Deferred revenue from hardware maintenance and professional services	917.0	959.5	906.9
Total	$1,478.2	$1,462.6	$1,281.1

Headcount
•Ending headcount for Q3'22 was 10,705, an increase of 612 employees year-over-year and an increase of 170 employees sequentially. The year-over-year increase was primarily a result of additional hires in our go-to-market and R&D organizations. The sequential increase was primarily a result of additional hires in our R&D organization.
Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.
There is a worldwide shortage of semiconductors and other components impacting many industries. Similar to others, we are experiencing ongoing supply chain challenges, which have resulted in extended lead times, as well as elevated logistics and component costs. We continue to work to resolve supply chain challenges and have increased inventory levels and purchase commitments. We are working closely with our suppliers to further enhance our resiliency and mitigate the effects of disruptions outside of our control. We believe that even with these actions, extended lead times and elevated costs will persist into 2023. While the situation is dynamic, at this point in time we believe we will have access to sufficient supplies of semiconductors and other components to meet our financial forecast.

For the fourth quarter, we expect to see solid revenue growth driven by the strength of our demand forecast, our backlog, and an improved supply outlook.

3 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

Q4 2022
Our guidance for the quarter ending December 31, 2022 is as follows:
•Revenue will be approximately $1,475 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 57.0%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $575 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 18.0% at the mid-point of revenue guidance.
•Non-GAAP other income and expense (OI&E) will be near Q3'22 levels.
•Non-GAAP tax rate will be approximately 19.0%.
•Non-GAAP net income per share will be approximately $0.64, plus or minus $0.05. This assumes a share count of approximately 330 million shares.

2023 Outlook

While the current global macroeconomic environment poses some uncertainty, we would like to provide some additional color regarding our current outlook for 2023.

With the order momentum we are seeing as well as our backlog visibility, and current expectations for supply, we expect revenue growth of at least 7% on a full-year basis.

We see an opportunity for non-GAAP gross margin to stabilize or slightly expand in 2023 on a full-year basis. However, this will depend on revenue mix as well as the future trajectory of supply constraint-related costs, which we expect to modestly improve over time but to remain elevated relative to historical levels. With this in mind, we expect non-GAAP operating margin to expand by at least 100 basis points on a full-year basis. Non-GAAP earnings per share are expected to grow double-digits in 2023.

At this point in time, we expect to see revenue seasonality in 2023. However, the degree of seasonality will be directly impacted by availability of supply and may vary relative to historical trends. As a reminder, our gross margin tends to be seasonally lower in the first quarter, with gradual volume-related improvements through the course of the year. Any improvement in supply constraint-related costs is expected to be weighted toward the second half of the year.

Our long-term financial objectives have not changed. We plan to deliver sustainable revenue growth, improved operating margin, and earnings expansion over time.

Capital Return
Our Board of Directors has declared a cash dividend of $0.21 per share to be paid on December 22, 2022 to stockholders of record as of the close of business on December 1, 2022. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of manufacturing and supply constraints, and the consummation and integration of, and financial impact resulting from any acquisitions and divestitures on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient supplies of semiconductors and other components; deal, customer and product mix; costs; backlog; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the ongoing COVID-19 pandemic; general economic and political conditions globally or regionally, including adverse changes in China-Taiwan relations and any impact due to armed conflicts (such as the continuing conflict between Russia and Ukraine as well as governmental sanctions imposed in response); inflationary pressures; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; continuing manufacturing and supply chain challenges and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog, which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the ongoing COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended September 30, 2022. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity or equity method investments, gain on divestiture, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	September 30, 2022	December 31, 2021
Deferred product revenue	$105.9	$129.1
Deferred service revenue	1,372.3	1,284.5
Total	$1,478.2	$1,413.6

Deferred revenue from customer solutions	$561.2	$442.1
Deferred revenue from hardware maintenance and professional services	917.0	971.5
Total	$1,478.2	$1,413.6

Reported as:
Current	$894.3	$937.9
Long-term	583.9	475.7
Total	$1,478.2	$1,413.6

Customer Solution: Revenue Trend

	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$384.5	$498.0	$390.7	$462.9	$532.7	$69.8	15.1%	$148.2	38.5%
Cloud-Ready Data Center	194.7	173.1	188.8	200.9	229.3	28.4	14.1%	34.6	17.8%
AI-Driven Enterprise	229.8	244.3	214.0	227.3	266.6	39.3	17.3%	36.8	16.0%
Hardware Maintenance and Professional Services	379.8	384.5	374.7	378.5	386.0	7.5	2.0%	6.2	1.6%
Total revenue	$1,188.8	$1,299.9	$1,168.2	$1,269.6	$1,414.6	$145.0	11.4%	$225.8	19.0%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q/Q Change		Y/Y Change
Software and Related Services	$204.0	$241.5	$228.1	$213.4	$247.6	$34.2	16.0%	$43.6	21.4%
Total Security	$160.4	$161.7	$161.0	$158.6	$139.7	$(18.9)	(11.9)%	$(20.7)	(12.9)%

Vertical Reporting: Revenue Trend

	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q/Q Change		Y/Y Change
Cloud	$303.3	$333.4	$307.0	$331.0	$375.3	$44.3	13.4%	$72.0	23.7%
Service Provider	445.8	511.4	428.0	470.8	523.1	52.3	11.1%	77.3	17.3%
Enterprise	439.7	455.1	433.2	467.8	516.2	48.4	10.3%	76.5	17.4%
Total revenue	$1,188.8	$1,299.9	$1,168.2	$1,269.6	$1,414.6	$145.0	11.4%	$225.8	19.0%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
GAAP gross margin - Product	$488.9	$407.9	$428.5
GAAP product gross margin % of product revenue	50.5%	48.6%	55.5%
Share-based compensation expense	1.7	1.2	1.5
Amortization of purchased intangible assets	15.3	15.5	16.1
Loss on non-qualified deferred compensation plan ("NQDC")	—	(0.2)	—
Non-GAAP gross margin - Product	$505.9	$424.4	$446.1
Non-GAAP product gross margin % of product revenue	52.3%	50.5%	57.8%

GAAP gross margin - Service	$298.9	$286.2	$263.7
GAAP service gross margin % of service revenue	66.9%	66.6%	63.3%
Share-based compensation expense	4.8	3.7	4.7
Share-based payroll tax expense	0.3	0.4	0.2
Loss on NQDC	(0.1)	(0.7)	—
Non-GAAP gross margin - Service	$303.9	$289.6	$268.6
Non-GAAP service gross margin % of service revenue	68.0%	67.4%	64.4%

GAAP gross margin	$787.8	$694.1	$692.2
GAAP gross margin % of revenue	55.7%	54.7%	58.2%
Share-based compensation expense	6.5	4.9	6.2
Share-based payroll tax expense	0.3	0.4	0.2
Amortization of purchased intangible assets	15.3	15.5	16.1
Loss on NQDC	(0.1)	(0.9)	—
Non-GAAP gross margin	$809.8	$714.0	$714.7
Non-GAAP gross margin % of revenue	57.2%	56.2%	60.1%

GAAP research and development expense	$274.0	$244.3	$251.8
Share-based compensation expense	(26.3)	(19.3)	(23.7)
Share-based payroll tax expense	(0.7)	(0.4)	(0.4)
Loss on NQDC	0.4	1.9	—
Non-GAAP research and development expense	$247.4	$226.5	$227.7

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
GAAP sales and marketing expense	$286.8	$274.3	$263.4
Share-based compensation expense	(17.4)	(12.4)	(16.4)
Share-based payroll tax expense	(1.0)	(1.1)	(0.3)
Amortization of purchased intangible assets	(3.1)	(4.0)	(4.0)
Loss on NQDC	0.4	1.6	—
Non-GAAP sales and marketing expense	$265.7	$258.4	$242.7

GAAP general and administrative expense	$64.7	$67.2	$55.0
Share-based compensation expense	(11.3)	(10.6)	(8.6)
Share-based payroll tax expense	(0.1)	(0.1)	(0.1)
Acquisition related charges	0.5	(0.8)	0.2
Loss on NQDC	0.1	0.4	—
Others	(0.9)	(3.9)	—
Non-GAAP general and administrative expense	$53.0	$52.2	$46.5

GAAP operating expenses	$638.5	$586.3	$572.1
GAAP operating expenses % of revenue	45.1%	46.2%	48.1%
Share-based compensation expense	(55.0)	(42.3)	(48.7)
Share-based payroll tax expense	(1.8)	(1.6)	(0.8)
Amortization of purchased intangible assets	(3.1)	(4.0)	(4.0)
Restructuring charges	(13.0)	(0.5)	(1.9)
Acquisition related charges	0.5	(0.8)	0.2
Loss on NQDC	0.9	3.9	—
Others	(0.9)	(3.9)	—
Non-GAAP operating expenses	$566.1	$537.1	$516.9
Non-GAAP operating expenses % of revenue	40.0%	42.3%	43.5%

GAAP operating income	$149.3	$107.8	$120.1
GAAP operating margin	10.6%	8.5%	10.1%
Share-based compensation expense	61.5	47.2	54.9
Share-based payroll tax expense	2.1	2.0	1.0
Amortization of purchased intangible assets	18.4	19.5	20.1
Restructuring charges	13.0	0.5	1.9
Acquisition related charges	(0.5)	0.8	(0.2)
Loss on NQDC	(1.0)	(4.8)	—
Others	0.9	3.9	—
Non-GAAP operating income	$243.7	$176.9	$197.8
Non-GAAP operating margin	17.2%	13.9%	16.6%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
GAAP other expense, net	$(9.1)	$(8.1)	$(8.3)
GAAP other expense, net % of revenue	(0.6)%	(0.6)%	(0.7)%
Gain on equity investments	—	(5.6)	(0.7)
Loss on NQDC	1.0	4.8	—
Non-GAAP other expense, net	$(8.1)	$(8.9)	$(9.0)
Non-GAAP other expense, net % of revenue	(0.6)%	(0.7)%	(0.8)%

GAAP income tax provision	$16.6	$31.6	$22.9
GAAP income tax rate	11.9%	21.7%	20.5%
Income tax effect of non-GAAP exclusions	28.2	—	13.9
Non-GAAP provision for income tax	$44.8	$31.6	$36.8
Non-GAAP income tax rate	19.0%	18.8%	19.5%

GAAP net income	$121.5	$113.4	$88.9
Share-based compensation expense	61.5	47.2	54.9
Share-based payroll tax expense	2.1	2.0	1.0
Amortization of purchased intangible assets	18.4	19.5	20.1
Restructuring charges	13.0	0.5	1.9
Acquisition related charges	(0.5)	0.8	(0.2)
Gain on divestiture	—	(45.8)	—
Gain on equity investments	—	(5.6)	(0.7)
Loss from equity method investment	2.1	0.5	—
Income tax effect of non-GAAP exclusions	(28.2)	—	(13.9)
Others	0.9	3.9	—
Non-GAAP net income	$190.8	$136.4	$152.0

GAAP diluted net income per share	$0.37	$0.35	$0.27
Non-GAAP diluted net income per share	$0.58	$0.42	$0.46
Shares used in computing diluted net income per share	328.9	328.1	331.1